UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2007

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

ClearPoint Business Resources, Inc. (“ClearPoint”) is filing this Amendment No. 1 to the current report on Form 8-K filed with Securities and Exchange Commission (“SEC”) on February 12, 2007 to provide additional information for the fiscal year ended December 31, 2006.

Some of the forward-looking statements included in this report can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in the section “Risk Factors” below should be considered in evaluating ClearPoint’s forward-looking statements. ClearPoint has no plans to update its forward-looking statements to reflect events or circumstances after the date hereof. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

BUSINESS

General

ClearPoint, formerly Mercer Staffing, Inc. (“Mercer”), was formed in Delaware on January 1, 2005, as a holding company of its wholly owned subsidiaries consisting of Mercer Ventures Inc. (“MVI”) and Allied Contract Services, LLC (“Allied”). At that time, the owners of MVI and Allied exchanged their respective ownership interests for the common stock of Mercer. MVI, a Pennsylvania corporation, has been in existence since 2001. Allied, a Pennsylvania limited liability company, was formed in 2004 to acquire certain assets of New Staff, Inc. Mercer acquired 100% of common stock of Quantum Resources Corporation (“Quantum”) on July 29, 2005. Effective July 12, 2006, Mercer changed its name to ClearPoint Business Resources, Inc. On August 14, 2006, ClearPoint acquired 100% of the common stock of StaffBridge, Inc. for $233,000 in cash and a note payable of $450,000.

On February 12, 2007, ClearPoint merged with a wholly-owned subsidiary of Terra Nova Acquisition Corporation (“Terra Nova”), whereby as a result of the merger (the “merger”), stockholders of ClearPoint received 6,051,549 shares of Terra Nova common stock and ClearPoint became a wholly-owned subsidiary of Terra Nova. A certain percentage of shares of common stock issued by Terra Nova to ClearPoint’s stockholders is being held in escrow subject to finalization of certain closing adjustments and to secure the indemnity rights of Terra Nova under the merger agreement. The merger agreement also provides for the stockholders to receive additional performance payments in three separate annual payments based on the share price of Terra Nova’s common stock after the merger. The performance payments are payable in a combination of cash and shares. Upon the closing of the merger, ClearPoint changed its name to ClearPoint Resources, Inc. and Terra Nova changed its name to ClearPoint Business Resources, Inc. and its securities became listed on The NASDAQ Capital Market.

Effective February 23, 2007, ClearPoint acquired certain assets and current liabilities of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”) based in Florida. The purchase price of $24.3 million consisted of cash of $19 million, a note of $2.5 million, shares of ClearPoint’s common stock with a value of $2.5 million (439,367 shares) and the assumption of $0.3 million of current liabilities. ASG’s stockholders may also receive up to two additional $1 million payments in shares of ClearPoint’s common stock based on financial and integration performance metrics of ClearPoint in calendar years 2007 and 2008. The following discussion of ClearPoint’s business takes into account the impact of the ASG acquisition.

ClearPoint’s corporate headquarters are located in Chalfont, Pennsylvania and it operates out of 53 branch offices serving 40 states.

ClearPoint is a provider of workforce management services to a diversified group of clients throughout the United States in the transportation, logistics, engineering, scientific, aerospace, allied health, information technology, manufacturing, distribution, call center, financial, hospitality, food service, data processing, legal and administration industries. ClearPoint delivers a comprehensive array of customer-focused business solutions, including vendor management systems, outsourcing programs, staff augmentation, placement and recruiting services, productivity consulting and customized consultative labor solutions. ClearPoint derives its revenues from placing its employees at client locations and billing each client for their time and expenses, and from productivity consulting and implementing innovative performance-based solutions. ClearPoint was recently recognized in an elite group of 100 companies in its industry with at least $100 million in revenue in the May 2006 issue of Staffing Industry Report, which published its annual list of top staffing and human resource outsourcing companies. ClearPoint (referred to as Mercer Staffing, its prior name, in the article) was also recently recognized as the 17th fastest growing private company in the United States in the “Inc. 500” in the September 2006 issue of Inc. Magazine.

ClearPoint’s strategy is to focus on increasing revenue and profits through a combination of organic growth and acquisitions. The key elements to its internal growth strategy include:

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continuing growth of ClearPoint’s business process outsourcing services and performance based solutions by developing new pricing and contracting methodologies with existing clients and offering comprehensive value-added services to current clients;

•	expanding ClearPoint’s vendor management systems offering to additional clients by building on developed expertise and track record with recent implementations; and

•	increasing penetration of existing clients by taking advantage of cross-selling opportunities within the current client base and establishing contacts and buyers at existing clients.

Acquisitions

Pursuant to ClearPoint’s acquisition strategy, its management reviews acquisition opportunities to find strategic transactions that can be purchased at reasonable, accretive values. In the past three years, ClearPoint completed three transactions, including the purchase of certain assets from New Staff, Inc. in 2004 (New Staff, Inc. purchased Checkmate Transport out of bankruptcy in 2004), the stock purchase of Quantum Resources Corporation in 2005 and StaffBridge, Inc. in 2006, and the purchase of certain assets of ASG in 2007. Management believes that ClearPoint is able to execute and profit from its organic growth and acquisition strategies due to ClearPoint’s:

•	experienced management team;

•	flexible performance-based pricing;

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continued development of its candidate marketing program, whereby ClearPoint’s recruiting staff on a daily basis market specific candidates for placement at the clients and/or prospects of ClearPoint; and

•	expanded spectrum of services being offered to ClearPoint clients.

Strategically, all core operations, including recruiting, credentialing, compliance, benefits administration and risk management are centralized at ClearPoint’s executive offices in Chalfont, Pennsylvania and Orlando, Florida. ClearPoint’s branch locations focus on customer service, local business development and marketing and dispatching.

Services

The customer-focused business service solutions that ClearPoint provides to its clients throughout the United States can be categorized into three groups: Workforce Solutions and Technology, Business Services, and Project-Based Staff Augmentation. Within each of its groups, ClearPoint utilizes customized contracting and pricing methodologies to meet the needs of each client. These services are described as follows:

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Workforce Solutions and Technology. ClearPoint has established a sizeable platform for growth in this service area by providing human resource outsourcing, customized managed services programs, and workforce optimization to its clients. ClearPoint’s human resource outsourcing service becomes an extension of its client’s human resource department as a sole source provider of staffing services for both contract and direct positions. ClearPoint will also design and implement performance based solutions for its clients and provide value-added consulting services tailored to the client’s business. ClearPoint’s vendor management services program is a management program that encompasses every facet of coordinating, ordering, planning and tracking of all contract/temporary personnel, including contract employees from ClearPoint’s competition, and utilizes ClearPoint’s personnel onsite with its customers to help its clients optimize their workforce and reduce expenses.

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Business Services. ClearPoint provides business process outsourcing, support services and benefits solutions and administration for clients. ClearPoint designs its business services and outsourcing programs to be client-specific business service solutions tailored to meet the needs of the particular client, which are easier and more cost effective for the client than building the necessary in-house recruiting and credentialing infrastructure. The goal of each outsourced program is to improve the client’s process and outcomes for the particular division that will be operated by ClearPoint. ClearPoint’s outsourcing offering also includes managing other functions for the client, such as payroll administration, training and retention programs, risk management and call centers.

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Project-Based Staff Augmentation. Primarily from ClearPoint’s 53 branch locations, ClearPoint provides full service project solutions, executive search and temporary and permanent placement, contract recruiting services and short- and long-term hourly-based assignments for clients in both commercial services and professional services. ClearPoint’s Project-Based Staff Augmentation for commercial services specializes in the transportation, logistics and distribution industry, with regional hubs located in the top five transportation markets in the United States. The professional services group operates specialty areas from national headquarters established for each specialty: engineering, scientific (both of which are based in Richmond, Virginia), aerospace (based in Pensacola, Florida), information technology (based in Chalfont, Pennsylvania), allied health (based in Philadelphia, Pennsylvania and Baltimore Maryland) and call center (based in Orlando, Florida and Tempe, Arizona). The corporate office in Chalfont, Pennsylvania services the other industries (manufacturing, financial, hospitality, food service, data processing, legal and administration). Each of the specialty areas also has recruiters and business development staff located in key markets where ClearPoint is seeking to establish a stronger market position.

Employment Services Industry

Staffing and outsourcing have become an integral way for companies to increase scale and focus on core competencies while controlling employment costs and mitigating certain employment-related risks. The temporary staffing industry provides flexible, efficient and cost-effective staffing solutions to help companies meet a variety of human resource needs. Companies rely on staffing providers to meet personnel needs during periods of peak workloads caused by factors such as seasonality, special projects, vacation, illness, emergency or rapidly changing economic conditions. In addition, companies realize cost savings from using flexible staffing services by outsourcing the process and expense of advertising, screening, interviewing, testing and training job candidates to outsourced staffing providers.

According to the American Staffing Association (“ASA”), staffing companies are an increasing source of employment due to the flexibility and access to a more extensive channel of talented professionals. A December 7, 2005 report by the U.S. Bureau of Labor Statistics projects the employment services industry to rank first in number of jobs created and third in terms of growth rate over the next decade. According to the ASA, temporary and contract staffing increased by more than 10% domestically in 2005 on a year-over-year basis. In its May 2006 Staffing Industry Report, the ASA estimated the annual sales for the domestic staffing market to be approximately $82 billion in 2005, of which $70 billion is from temporary and contract staffing and $12 billion is from search and permanent placement.

ClearPoint’s management believes that the growth in the temporary employment industry is being fueled by a number of factors, including:

•	increasing acceptance of temporary employment;

•	improving benefits and salaries of temporary workers;

•	increasing acceptance of outsourcing as a solution; and

•	the transition from a fixed cost workforce to a variable cost workforce.

The trend is for companies to opt for a more flexible and productive alternative to the traditional employer-employee relationship and for employees to seek employment with organizations that are willing to design a more flexible working relationship. ClearPoint seeks to capitalize on this trend by identifying a pool of skilled workers who prefer the flexible employment relationship and placing those individuals with customers who need assistance managing their workforce and its productivity.

The industry continues to evolve and grow and ClearPoint believes that the outlook for the staffing industry is very positive. The May 2006 issue of Staffing Industry Report commented on how the staffing industry is highly fragmented, with the top 10 firms controlling approximately 22% of the market. Within the industry, only 100 companies generated more than $100 million in revenues in 2005. The entire spectrum of staffing companies stands to benefit from the widespread and growing practice of outsourcing human capital needs. Typically, the industry has generated strong growth in periods of economic expansion. ClearPoint management believes that growth in demand for staffing services in the business expansion may become strengthened by anticipated labor market tightness resulting from demographic trends such as the baby boomers leaving the workforce. Companies that provide access to qualified labor in a scarce labor environment are expected to be increasingly valuable to employers.

Customers

ClearPoint’s clients range in size from small businesses to Fortune 50 companies located throughout the United States. ClearPoint’s clients operate primarily in the transportation, logistics, engineering, scientific, aerospace, allied health, information technology, manufacturing, distribution, call center, financial, hospitality, food service, data processing, legal and administration industries. Historically, ClearPoint has sought to maintain a diverse client base in an effort to reduce the impact of client turnover. However, ClearPoint cannot assure that the diversity in client base will be maintained. With the acquisition of ASG, no single customer accounts for more than 10% of ClearPoint’s revenues. The top ten customers of ClearPoint generated approximately 30% of ClearPoint’s revenue in 2006, taking into account the acquisition of ASG on a pro forma basis. ClearPoint’s client engagements can be characterized in two categories short-term, non-exclusive engagements, and long-term, customized relationships. The majority of ClearPoint’s revenue is generated through long-term relationships.

Competition

In all of ClearPoint’s service areas and the markets in which it operates, ClearPoint encounters aggressive and capable competition in attracting both clients and high-quality personnel, with a number of firms offering similar services on a national, regional or local basis. The staffing business is very competitive and highly fragmented, with limited barriers to entry into the market, and no company has a dominant market share in the United States. In 2006, some of ClearPoint’s strongest competitors included national companies that have greater financial resources and larger marketing presence, such as Kelly Services, Inc., MPS Group, Inc., Addecco, S.A., and Manpower, Inc. Additionally, ClearPoint competes with specialty providers, including CDI Corporation, PRWT Services, Inc., and Transforce, Inc. ClearPoint also competes for customers with small, privately held competitors. However, small, local providers may experience a competitive disadvantage due to a lack of sufficient working capital. ClearPoint’s ability to compete and retain clients depends on its reputation, pricing and quality of service provided, understanding of clients’ specific requirements, designing and implementing effective performance based solutions, and its ability to provide qualified personnel in a timely manner. The competitive environment in the staffing industry makes it difficult to raise prices even though the cost of providing services increases. However, revenues can be increased by offering additional services to clients, such as increased productivity, pricing based on achieving defined deliverables and outsourced solutions.

ClearPoint’s ability to attract qualified candidates is affected by such factors as the type of assignment being offered, the rate of pay for the assignment, the length of the assignment, flexibility of work schedule, and the adequacy of benefits including vacation pay, holidays and fringe benefits. In the transportation industry, ClearPoint faces strong competition in attracting qualified candidates due to the truck driver shortage in the United States (see American Trucking Association report titled: U.S. Truck Driver Shortage: Analysis and Forecasts 2005). ClearPoint has been reasonably able to attract candidates for its assignments. However, it may not be able to maintain a competitive standing in the future. ClearPoint offers a proprietary software solution, StaffPillar, as a vendor management tool to assist companies with the management of their staffing providers. In order to compete in the vendor management software marketplace, the StaffPillar software product will need to be continuously upgraded and customized. ClearPoint is currently customizing the StaffPillar product to meet the needs of the transportation staffing industry.

Seasonality

ClearPoint experiences fluctuation in revenue and operating results based on a number of factors including but not limited to competition in its markets, availability of qualified personnel and the personnel demands of its clients. Historically, ClearPoint has experienced a rise in demand from its transportation clients in the fourth quarter due to the increase in the shipment of products for the holiday season. The first quarter has been traditionally the slowest quarter from a revenue perspective due to national holidays and customer planning cycles. Inclement weather can cause a slowdown in ClearPoint’s business due to business shutdowns by its clients.

Government Regulations

As ClearPoint often places its employees in the workplaces of other businesses, it is subject to a number of federal, state and local laws and regulations regulating its industry. Listed below are the most important areas of regulation.

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Regulations Concerning Wages and Hours. ClearPoint must comply with applicable state and federal regulations regarding wages and hours of employees. These laws require ClearPoint to pay its employees minimum wage and overtime at applicable rates. These laws may also require ClearPoint to provide timely reporting to the applicable regulatory body.

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Equal Opportunity Regulations. As an employer, ClearPoint is required to comply with applicable state and federal laws prohibiting harassment and discrimination on the basis of race, gender and other legally-protected factors in the employment of its temporary and permanent employees. ClearPoint is required to maintain public access records and comply with all regulations as dictated by municipal, state, and federal contracts and the positions filled with these agencies.

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Workplace Safety and Workers’ Compensation. ClearPoint is subject to a number of state and federal statutes and administrative regulations pertaining to the safety of its employees. These laws generally require it to provide general safety awareness and basic safety equipment to its temporary employees. ClearPoint must monitor and strictly adhere to DOT hours of service regulations and all DOT and OSHA rules and regulations. Workers’ compensation insurance is mandated in all states, and ClearPoint must maintain valid insurance coverage in all states in which it operates.

Insurance

ClearPoint maintains insurance coverage for general liability, property insurance, professional liability, auto insurance, umbrella coverage, workers compensation, commercial crime and directors and officers. Management of ClearPoint believes that the types of coverage, deductibles, reserves and limits of liability currently in place are adequate. Through the use of risk management and work safety programs, ClearPoint seeks to reduce the loss exposure related to workplace injuries and other related losses.

ClearPoint employs dedicated personnel and consultants to assist with the management of its workers’ compensation insurance program. With respect to obtaining coverage for workers’ compensation in the future, ClearPoint’s loss experience will be a material factor in determining the pricing and collateral requirements of such coverage. Additionally, the insurance market in general can be affected by such things as terrorist attacks and natural disasters.

Intellectual Property

ClearPoint currently owns several trademarks and trade names. It will continue to develop trademarks where appropriate and take the necessary steps to protect such marks. ClearPoint has begun the process of registering the mark “ClearPoint Business Resources, Inc.” and the design of the name. ClearPoint also utilizes copyright protection for such intellectual property as the source code to our proprietary software technology, StaffPillar. From time to time, ClearPoint may license its technology to clients and negotiate for exclusive development rights or other ownership rights that may arise from the relationship with the client.

Employees

ClearPoint employs approximately 280 full-time staff employees. Approximately 228 of the 280 employees are located primarily in the branch locations and function as Candidate Marketing Managers or Candidate Marketing Directors. The remaining 52 employees are located in Chalfont, Pennsylvania and Orlando, Florida. These 52 employees include the executive management, regional directors and back office operations.

ClearPoint has approximately 6,000 contract employees, or field associates, on assignment with its clients. ClearPoint’s future success will depend, in part, on its ability to attract, retain and motivate qualified contract employees.

In the United States, staffing businesses are considered the legal employers of the contract employee while the employee is on assignment with a company client. Therefore, ClearPoint is responsible for employment administration, which includes collection of withholding taxes, employer contributions for social security, unemployment tax, maintaining workers’ compensation and fidelity and liability insurance, and other governmental requirements imposed on employers.

RISK FACTORS

Unless the context indicates otherwise, all references to “we,” “us,” “our” in this section “Risk Factors,” as well as in certain other sections contained in this report, refer to ClearPoint as the entity existing upon the closing of the merger. You should carefully consider the risks and uncertainties described below, as well as the other information included in this report, before making your investment decisions with respect to our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of our securities could decline substantially.

Risks Related to Our Business

We incurred losses over the last three fiscal years, and continued losses may negatively impact our business, financial condition and results of operations.

We incurred net losses of approximately $1.4 million, $1.2 million and $0.4 million for the fiscal years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 we had an accumulated deficit of approximately $2.7 million. If we continue to experience losses, it may negatively impact our business, financial condition and results of operations.

Our indebtedness may limit cash flow available for our operations.

As of December 31, 2006, we had total long-term debt of approximately $15.0 million. In connection with the merger, we retired all outstanding debt with Bridge Healthcare Finance, referred to as “Bridge,” in the amount of approximately $12.5 million. In order to finance the acquisition of certain assets of ASG, on February 23, 2007, we entered into a $20.0 million revolving credit facility with Manufacturers and Traders Trust Company, referred to as “M&T,” and a $3.0 million term loan with M&T. Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations will be reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete and require us to dedicate more cash flow to service our debt than we desire. Subject to limitations in our credit agreement, we may incur additional debt in the future, for acquisitions or otherwise, and servicing this debt could further limit our cash flow.

Restrictive covenants in our credit agreement with M&T may reduce our operating flexibility, which may have an adverse effect on our business and financial condition.

The credit agreement related to our revolving credit facility and term loan contains various financial covenants as well as covenants that restrict our ability to, among other matters:

•	incur other indebtedness;

•	enter into any merger or consolidation transaction;

•	sell, lease, assign or otherwise dispose of all or substantially all of our property, business or assets;

•	make acquisitions or investments; and

•	pay dividends or make other distributions on our capital stock.

These restrictions may limit our ability to obtain future financing, make capital expenditures or otherwise take advantage of business opportunities that may arise from time to time. Our ability to meet the financial covenants can be affected by events beyond our control, such as general economic conditions.

Pursuant to the terms of the credit agreement, the failure to comply with covenants constitutes an event of default and entitles the lender to, among other remedies, declare the loans due and payable. If the lender accelerates the repayment of borrowings or exercises other remedies available to it in the event of default, it will have a material adverse effect on our business, financial condition and results of operations.

We intend to expand our operations through acquisitions of small and medium size private companies or divisions or segments of major private and public companies, which may divert management’s attention from day-to-day business operations and that may cause us to lose existing customers.

In recent years, we have experienced significant growth through acquisitions. We intend to continue to expand our business through acquisitions of small and medium size companies or divisions or segments of major private and public companies. Generally, acquisitions involve numerous risks, including, but not limited to, the diversion of management’s attention from other business concerns. If we identify acquisition candidates, management will be devoting a significant portion of their time to acquisition matters and, therefore, management’s attention will be diverted from such activities as sales, marketing and tailoring staffing solutions to meet customers’ needs. If management is not able to address these day-to-day operational tasks, we may lose customers or fail to increase revenue. Although we do not enter into agreements to restrict the type of business which we service, providing staff services to existing customers’ direct competition may cause such existing customers to look elsewhere for staffing services.

We may be unable to successfully integrate operations of ASG, or other businesses that we may acquire in the future, without substantial expense, delays or other operational or financial problems, which could have an adverse effect on our business, financial condition and results of operations.

Our business plan assumes the successful integration of our operations with the operations of ASG or the operations of other businesses that we may acquire in the future. Generally, the process of integrating the operations of another company or division may involve certain difficulties, including, but not limited to:

•	operating a larger combined organization;

•	implementing uniform standards, controls, procedures and policies;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause the disruption of our business due to the loss of key personnel or inconsistencies in standards and procedures that could adversely affect our operations or our ability to achieve some of the benefits of the acquisition. Difficulties encountered in connection with the integration process could have an adverse effect on our business, financial condition and results of operations.

Approximately 30% of our 2006 revenues was generated from our ten largest customers, the loss of any one of which could have a material adverse effect on our business, financial condition and results of operations.

Approximately 30% of our 2006 revenues was generated from our ten largest customers, taking into account the acquisition of ASG on a pro forma basis. The loss of any one of these customers could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry and may be unable to compete successfully against our existing or new competitors, which may adversely impact our business, financial condition and results of operations.

The staffing services market is highly competitive with limited barriers to entry. In 2006, some of our strongest competitors included national companies that have greater financial resources and larger marketing presence, such as Kelly Services, Inc., MPS Group, Inc., Addecco, S.A., and Manpower, Inc. Additionally, we compete with specialty providers, including CDI Corporation, PRWT Services, Inc., and Transforce, Inc. We also compete for customers with small, privately held competitors. Price competition in the employment services industry is intense. We expect that the level of competition will remain high, which could limit our ability to maintain or increase our market share or profitability.

There has been a significant increase in the number of customers consolidating their staffing services purchases with a single provider or small group of providers. The trend to consolidate purchases has in some cases made it more difficult for us to obtain or retain customers. We also face the risk that our current or prospective customers may decide to provide similar services internally. If we are unable to successfully compete in the employment services industry, it may adversely affect our business, financial condition and results of operations.

Our vendor management software solution will consistently require upgrades to compete with other software solutions being offered, which will involve a significant capital investment.

We currently provide vendor management solutions for the procurement of contingent labor to a limited customer base. We utilize our proprietary software solution, Staff Pillar, to provide vendor management solutions to our customers. We will need to spend a portion of our capital to continuously upgrade and customize the Staff Pillar software product. If we do not invest a significant portion of our capital to continuously upgrade and customize our vendor management software, we may be unable to compete effectively.

Any significant recurrent economic downturn could result in our customers using fewer temporary employees, which could materially adversely affect our business, financial condition and results of operations.

Demand for our staffing services is significantly affected by the general level of economic activity and unemployment in the United States. Frequently, customers use temporary staffing services to manage personnel costs and staffing needs. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many customers reduce their utilization of temporary employees before releasing regular full-time employees. Typically, we may experience less demand for our services and more competitive pricing pressure during periods of economic downturn, which could materially adversely affect our business, financial condition and results of operations.

We are highly dependent on our senior management and the continued performance and productivity of our local management and field personnel; the loss of their services could have a material adverse impact on our business.

We are highly dependent on the continued efforts of the members of our senior management as well as the performance and productivity of our local management and field personnel. The loss of any of the members of our senior management may cause a significant disruption in our business. In addition, the loss of any of our local managers or field personnel may jeopardize existing customer relationships with businesses that use our services based on relationships with these individuals. The loss of the services of members of our senior management, local management or field personnel could have a material adverse effect on our business.

If we fail to attract and retain qualified personnel, it may negatively impact our business, financial condition and results of operations.

Our success depends upon our ability to attract and retain qualified temporary and full-time personnel who possess the skills and experience necessary to meet the staffing requirements of our customers. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing customer needs and emerging technologies. Furthermore, a substantial number of our temporary employees during any given year will terminate their employment with us and accept regular staff employment with our customers. Competition for individuals, especially qualified transportation personnel, with proven skills remains intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to us in sufficient numbers. If we are unable to attract the necessary qualified personnel, it may have a negative impact on our business, financial condition and results of operations.

We may be exposed to employment-related claims and costs that could materially adversely affect our business, financial condition and results of operations.

We are in the business of employing people and placing them in the workplace of other businesses. Attendant risks of these activities include, but are not limited to:

•	possible claims by customers of employee misconduct or negligence;

•	claims by employees of discrimination or harassment (including claims relating to actions of our customers);

•	fines and costs related to the inadvertent employment of illegal aliens;

•	payment of workers’ compensation claims and other similar claims;

•	violations of wage and hour requirements;

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errors and omissions of temporary employees (this would include (although there are no claims to date) claims of negligence due to a temporary employee’s lack of intimate familiarity with a customer’s operations); and

•	claims by customers relating to employees’ misuse of customer proprietary information, misappropriation of funds, other criminal activity or torts or similar claims.

Some or all of these claims may give rise to litigation, which could be time-consuming to our management team as well as costly and, therefore, could have a material adverse effect on our business, financial condition and results of operations. There may also be negative publicity with respect to these problems that could have a material adverse effect on our business. We have policies and guidelines in place to help reduce our exposure to these risks and have purchased insurance policies against certain risks in amounts that we believe to be adequate. However, there can be no assurance that our insurance will be sufficient in amount or scope to cover these types of risks.

Our business is subject to extensive government regulation, which may result in additional tax or other costs that could have a material adverse effect on our business, financial condition and results of operations.

We are subject to a number of federal, state and local laws and regulations related to the employment services industry. Changes in laws or government regulations may result in the imposition of new or additional benefit, licensing or tax requirements that could reduce our revenues and earnings. There can be no assurance that we will be able to cover increased costs resulting from any changes in laws or government regulations. Any future changes in laws or government regulations may make it more difficult or expensive for us to provide staffing services and could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and comply with our reporting requirements. As a result, current and potential stockholders may lose confidence in our financial reporting and disclosure, which could adversely affect our business and we could be subject to regulatory scrutiny.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (referred to as “Section 404”), we will be required, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2007, to include in annual reports on Form 10-K, our management’s report on internal control over financial reporting and, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2008, the registered public accounting firm’s attestation report on the management’s assessment of our internal control over financial reporting. We are in the process of preparing an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any “significant deficiencies” or “material weaknesses” within our processes. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. While we are working diligently in our preparation, if we fail to complete this evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential stockholders and customers to lose confidence in our financial reporting and disclosure required under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), which could adversely affect our business.

Risks Related to Our Securities

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

In connection with the merger, Vahan Kololian, our lead director, Michael D. Traina, our Chairman of the board of directors and Chief Executive Officer, and Optos Capital, LLC, controlled by Christopher Ferguson, our director and President, entered into a voting agreement. These persons have agreed to vote for each other’s designees to our board of directors through director elections in 2008. Accordingly, they will be able to control the election of directors and, therefore, our policies and direction during the term of the voting agreement. As of May 8, 2007, these persons beneficially owned 57% of our common stock. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock. See “— Anti-takeover provisions to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.”

There is not presently an active market for shares of our common stock and, therefore, you may be unable to sell any shares of common stock in the event that you need a source of liquidity.

Although shares of our common stock are listed on The NASDAQ Capital Market, the trading in our common stock has substantially less liquidity than the trading in the securities of many other companies listed on that market. A public trading market in our common stock having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for the shares of our common stock does not develop, you may be unable to resell your shares of common stock at or above the price you paid for them or at any price.

Our stock price may be subject to significant volatility and could suffer a decline in value.

The market price of our common stock may be subject to significant volatility. We believe that many factors, including several which are beyond our control, have a significant effect on the market price of our common stock and could cause the market price of our common stock to decline. These factors include, but are not limited to, the following:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in general economic conditions;

•	actual or anticipated changes in laws and government regulations;

•	changes in industry trends or conditions; and

•	sales of a significant number of shares of our common stock or other securities in the market.

In addition, the stock market in general, and The NASDAQ Capital Market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Anti-takeover provisions to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Bylaws could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction. For example, our Amended and Restated Certificate of Incorporation establishes a classified or “staggered” board of directors, which means that only approximately one third of our directors is required to stand for election at each annual meeting of our stockholders. Our Amended and Restated Certificate of Incorporation authorizes us to issue 60,000,000 shares of common stock and 1,000,000 shares of “blank check” preferred stock. No shares of preferred stock were outstanding as of May 8, 2007. As of May 8, 2007, 13,208,916 shares of common stock were issued and outstanding, 11,040,000 shares of common stock were issuable upon the exercise of the warrants, 240,000 shares of common stock were issuable upon the exercise of the underwriters’ purchase option, 480,000 shares of common stock were issuable upon the exercise of warrants which underlie the underwriters’ purchase option and 2,750,000 shares of common stock were reserved for issuance under our 2006 Plan, as defined below. Therefore, our board of directors may issue additional shares of common stock or issue preferred stock convertible into shares of common stock, which could significantly dilute the ownership of a potential acquirer. Also, pursuant to our Bylaws, it may be difficult for the potential acquirer to call a special meeting of our stockholders because only a majority of the board of directors, our Chief Executive Officer, the Chairman, or the stockholders owning a majority of our capital stock entitled to vote may call a special meeting of stockholders. For a discussion of the anti-takeover effect of the voting agreement among our three stockholders, see “— Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.”

We may issue shares of preferred stock that could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 1,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to contractual limitations on the payment of dividends under our credit agreement. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

PROPERTIES

The headquarters of ClearPoint are located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914. ClearPoint leases approximately 5,500 square feet and pays a monthly fee of $10,000, with its lease expiring on May 31, 2010. Additional corporate facilities are located in Orlando, Florida where ClearPoint leases approximately 10,000 square feet and pays a monthly fee of $16,000, with its lease expiring on December 31, 2010. ClearPoint leases 53 branch locations throughout the United States. The lease terms for the branch offices range from month to month leasing arrangements to five year lease contracts. The typical branch facility occupies 1,200 to 3,000 square feet of commercial office space. In the future, ClearPoint may need additional facilities for operational functions such as accounting, payroll, training, human resource, risk management and executive work activities. ClearPoint does not anticipate any difficulties in locating additional facilities.

LEGAL PROCEEDINGS

From time to time, ClearPoint is a party to litigation and other legal proceedings. Notwithstanding the legal actions involving claims for workers’ compensation benefits, ClearPoint is not involved in any litigation that would have a material effect on the business.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock became listed on The NASDAQ Capital Market under the symbol “CPBR” as of February 13, 2007. Prior to February 13, 2007, our common stock was not listed or quoted on any stock market.

We are subject to contractual limitations on the payment of dividends under our credit agreement. In addition, as a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

As of May 8, 2007, there were 21 record holders of our common stock.

On August 14, 2006, we acquired all of the issued and outstanding common stock of StaffBridge, Inc. for $233,000 in cash and a note payable in the principal amount of $450,000 due December 31, 2007. The note payable bears interest at 6% per annum. The note is not convertible into shares of our common stock. We issued the note to StaffBridge, Inc. in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, based upon a determination that the note will be issued to a sophisticated investor who could fend for itself and who had access to, and was provided with, information that would otherwise be contained in a registration statement and there was no general solicitation.

SELECTED FINANCIAL DATA

The selected financial data for the last four years ended December 31, 2006, 2005, 2004 and 2003, respectively, were derived from audited consolidated financial statements, and the selected financial data for the year ended December 31, 2002 were derived from our unaudited statements of income and balance sheets. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto, especially as the information pertains to the fiscal years ended December 31, 2006, 2005 and 2004.

The information presented may not be indicative of future performance of ClearPoint. ClearPoint’s financial position and results of operations for the fiscal years ended December 31, 2004 and 2003 may not be comparative to other periods as a result of certain acquisitions, as more fully described in ClearPoint’s financial statements.

Summary of Selected Financial Data

(In thousands)

	Fiscal Year Ended December 31
	2006	2005	2004	2003	2002
					(unaudited)
Income Statement Data:
Revenue	$113,942	$84,200	$28,670	$9,763	$3,550
Cost of services	93,337	68,789	22,596	8,210	3,226

Gross profit	20,605	15,411	6,074	1,553	324
Operating expenses	13,550	11,025	5,344	1,351	321
Depreciation and amortization expense	2,489	2,013	743	100	23

Income (loss) from operations	4,566	2,373	(13)	102	(20)
Interest expense, net	(5,072)	(3,648)	(429)	(55)	(66)
Other income (expense)	26	(1)	77	—	3

Net income (loss) before income tax expense (benefit)	(480)	(1,276)	(365)	47	(83)
Income tax expense (benefit)	945	(77)	21	8	—

Net income (loss)	$(1,425)	$(1,199)	$(386)	$39	$(83)

Balance Sheet Data:
Total assets	$22,253	$22,388	$6,742	$734	$743
Total long-term debt, net of current	13,755	13,927	415	317	710
Stockholders’ (deficit)	$(2,714)	$(1,883)	$(684)	$(299)	$(161)
Other Data (unaudited):
Adjusted EBITDA	$7,055	$5,386	$730	$202	$3

Non-GAAP Financial Measures

Calculation of EBITDA, as Adjusted

ClearPoint presents EBITDA, as adjusted, because this information is relevant to ClearPoint’s business. ClearPoint defines EBITDA, as adjusted, as net income (loss) before:

•	Income taxes;

•	Interest expense and factoring fees;

•	Interest expense on warrant liability;

•	Other (income) expense; and

•	Depreciation and amortization.

In ClearPoint’s presentation of EBITDA, as adjusted, ClearPoint adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for the one-time, non-recurring bonus payments made at the end of fiscal 2005.

Management uses EBITDA, as adjusted, as an important financial measure to assess the ability of ClearPoint’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. Management believes that the presentation of EBITDA included in this report provides useful information regarding ClearPoint’s results of operations because they assist in analyzing and benchmarking the performance and value of ClearPoint’s business.

Although ClearPoint uses EBITDA, as adjusted, as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate our business. In addition, ClearPoint’s calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. Management compensates for these limitations in considering EBITDA, as adjusted, in conjunction with its analysis of other GAAP financial measures, such as net income (loss). The following table presents a reconciliation of EBITDA, as adjusted, to net income, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented.

Reconciliation of ClearPoint’s EBITDA, as adjusted, to Net Income (Loss) $000s

	Fiscal Year Ended December 31
	2006	2005(1)	2004	2003	2002
					(unaudited)
Net income (loss)	$(1,425)	$(1,199)	$(386)	$39	$(83)
Income taxes (benefit)	945	(77)	21	8	—
Interest expense and factoring fees	3,349	2,475	429	55	66
Interest expense on warrant liability	1,723	1,173	—	—	—
Other (income) expense	(26)	1	(77)	—	(3)
Depreciation and amortization	2,489	2,013	743	100	23

EBITDA	7,055	4,386	730	202	3
Non-recurring items(2)	—	1,000	—	—	—

Adjusted EBITDA	$7,055	$5,386	$730	$202	$3

(1)	Fiscal 2005 includes the acquisition of Quantum Resources Corporation made on July 29, 2005.
(2)	Non-recurring items reflect one-time, non-recurring bonus payments made at the end of Fiscal 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations is described in Exhibit 99.1 to the current report on Form 8-K filed with the SEC on April 5, 2007 and is incorporated herein by reference to such Exhibit 99.1.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ClearPoint’s major financial market exposure is to changing interest rates. While much of ClearPoint’s debt is at a fixed percentage interest rate, ClearPoint’s borrowings under its revolving loan facility with Bridge vary based on changes in interest rates. At December 31, 2006, ClearPoint has total debt outstanding on this revolving loan facility of approximately $7,575. Changes in the bank’s prime rate would have an impact on ClearPoint’s cash flows, and earnings for the year ending December 31, 2006. For example, a 0.25% increase in the base rates would increase ClearPoint’s monthly interest expenses and negatively impact earnings and cash flows by approximately $2. The Bridge debt was paid off as of February 12, 2007 as a result of the merger with Terra Nova.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated financial statements of ClearPoint for the years ended December 31, 2006, 2005 and 2004, respectively, including notes thereto and the report of the independent registered public accounting firm, are included in Exhibit 99.2 to the current report on Form 8-K filed with the SEC on April 5, 2007 and are incorporated herein by reference to such Exhibit 99.2.

The quarterly financial information presented below is unaudited but reflects, in the opinion of management, all adjustments, which are only normal and recurring, necessary for the presentation of such data. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto. The information presented may not be indicative of future performance of ClearPoint.

	2006 – Quarter Ended (unaudited)
	December 31,	September 30,	June 30,	March 31,
	($ in thousands)
Revenue	$29,142	$29,261	$31,780	$23,759
Cost of services	23,344	24,200	26,503	19,290

Gross profit	5,798	5,061	5,277	4,469
Operating expenses	3,461	3,060	3,594	3,435
Depreciation and amortization expense	479	479	755	776

Income (loss) before income taxes	1,858	1,522	928	258
Interest income (expense)	(2,474)	(690)	(972)	(936)
Other income (expense)	23	6	(10)	7

Net income (loss) before income Taxes	(593)	838	(54)	(671)
Income tax expense (benefit)	420	491	264	(230)

Net income (loss)	$(1,013)	$347	$(318)	$(441)

	2005 – Quarter Ended (unaudited)
	December 31,	September 30,	June 30,	March 31,
	($ in thousands)
Revenue	$30,329	$27,368	$17,693	$8,810
Cost of services	24,453	22,317	15,298	6,721

Gross profit	5,876	5,051	2,395	2,089
Operating expenses	4,540	2,986	1,761	1,738
Depreciation and amortization expense	378	841	446	348

Income (loss) before income taxes	958	1,224	188	3
Interest income (expense)	(954)	(2,030)	(412)	(252)
Other income (expense)	(40)	7	24	8

Net income (loss) before income taxes	(36)	(799)	(200)	(241)
Income tax expense (benefit)	128	159	(398)	34

Net income (loss)	$(164)	$(958)	$198	$(275)

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

As of the date of filing this report with the SEC, ClearPoint’s board of directors and executive officers are as follows:

Name	Age	Position
Michael D. Traina	36	Chairman of the Board and Chief Executive Officer
Christopher Ferguson	38	President, Secretary and Director
Kurt A. Braun	40	Chief Financial Officer and Treasurer
J. Todd Warner	44	Chief Operating Officer
Vahan Kololian	53	Lead Director
Brendan Calder	60	Director
Michael Perrucci	53	Director
Parker Drew	38	Director
Harry Glasspiegel	57	Director

Michael D. Traina has served as a Director and the Chief Executive Officer of ClearPoint since its founding in October 2001. Previously, Mr. Traina was Chief Executive Officer for Correctional Healthcare Solutions, Inc., a portfolio company of the Lomax Companies from January 1999 to October 2000. From 1997 to May 2001, Mr. Traina was President and CEO of Foster America, Inc., a portfolio company of the Lomax Companies. Mr. Traina was the Director of New Business Development for The Lomax Companies from 1996 to October 2000, where he was responsible for evaluating venture capital investment opportunities, raising capital for transactions, and advising the Lomax portfolio companies in the areas of marketing and finance. Prior to joining the Lomax team, Mr. Traina ran VICEN, Inc., a privately held direct marketing firm, from 1995 to 1996 and worked for Salomon Brothers as a corporate bond trader from 1994 to 1995. Mr. Traina holds a B.A. from Brown University and an MBA from the Darden School at the University of Virginia.

Christopher Ferguson has served as a Director and the President of ClearPoint since its founding in October 2001. Since December 2000, Mr. Ferguson has been the founder and Managing Director of Optos Capital, LLC, a private equity investment firm controlled by Mr. Ferguson, that made investments in commercial real estate, a financial management company, and ClearPoint. From 1995 to December 2000, Mr. Ferguson was Managing Director of the Florio Group, a private equity investment company founded by Mr. Ferguson and former New Jersey Governor James J. Florio. Mr. Ferguson received a B.A. from Villanova University and a J.D. from Widener University School of Law.

Kurt A. Braun has served as ClearPoint’s Chief Financial Officer since September 2004. From January 2003 to June 2004, Mr. Braun was Interim Manager of Financial Reporting and Analysis at American Water, the largest publicly held utility in the United States, working through Resources Global Professionals, a professional services firm. From September 1995 to December 2002, Mr. Braun was Chief Financial Officer of LEM Products, Inc., an industrial identification manufacturer, where he was responsible for all financial and administrative matters of the company. From 1994 to 1995, he was a Senior Consultant at KPMG Consulting, LLP, where he was responsible for a number of executive information systems implementations at Fortune 50 companies. Mr. Braun holds a B.B.A. and an M.B.A. in Finance and International Business from the Fox School of Business at Temple University.

J. Todd Warner has served as ClearPoint’s Chief Operating Officer since September 2005. Prior to joining ClearPoint, Mr. Warner was National Director for Permanent Division of Westaff, Inc., an international commercial staffing firm December 2004 to August 2005 and was Vice President of Sales from May 2002 to December 2004. From 1999 to April 2002, Mr. Warner was Chief

Operating Officer of Anderson Knight, a privately held regional accounting and finance consulting firm. From 1996 to 1999, Mr. Warner was a Senior Vice President for Acsys Resources, Inc., an international provider of accounting, finance and IT staffing solutions.

Vahan Kololian became our lead director in connection with the merger with Terra Nova. Mr. Kololian was Terra Nova’s chairman of the board and chief executive officer since its inception. Mr. Kololian has been the chairman of the board, president and chief executive officer of Precinda Corporation, a private industrial holding company based in Toronto, since its formation in March 2000. He has also been a partner of TerraNova Partners L.P., a private investment firm and an affiliate of Precinda Corporation, since September 2004 and president of TerraNova Management Corp. (referred to as “TerraNova Management”), the manager of TerraNova Partners L.P., since September 2004. In January 1991, Mr. Kololian co-founded Polar Capital Corporation, a Toronto and Calgary based merchant banking firm, and served as its president until March 2000. He also served as president of Polar Enterprise Partners Inc., a private fund managed by Polar Capital Corporation, from its inception in June 1997 until March 2000. From September 1988 to March 1990, he was a director and partner of Gordon Capital Corporation, an investment bank. Mr. Kololian commenced his career at Burns Fry Ltd., an investment bank now owned by Nesbitt Burns (which is owned by the Bank of Montreal), where Mr. Kololian served in various professional roles in the investment banking and mergers and acquisitions groups from September 1981 to September 1988. Mr. Kololian is a director of Manicouagan Minerals Inc. and Western Goldfields Inc. Mr. Kololian is a member of The World Presidents’ Organization and a member of The Law Society of Upper Canada. He holds a B.A. from the University of Western Ontario and an LL.B. from the University of Ottawa.

Brendan Calder has been a member of our board of directors since the closing of the merger with Terra Nova. Mr. Calder was a member of Terra Nova’s board since its inception. Since January 2001, Mr. Calder has been an adjunct professor of strategic management at the Rotman School of Management of the University of Toronto. From January 1996 until March 2000, Mr. Calder was the chairman of the board, president and chief executive officer of CIBC Mortgages in Toronto Ontario. He was also president and a director of Firstline Trust Company from April 1988 to January 1996. Mr. Calder is a director of FirstService Corporation, Custom Direct Income Fund Inc., and Coventree Capital, Inc. Mr. Calder is a member of The World Presidents’ Organization. Mr. Calder holds a Bachelor of Mathematics degree from the University of Waterloo.

Michael Perrucci has been a member of our board of directors since the closing of the merger with Terra Nova. Mr. Perrucci is currently a Partner of Florio Perrucci Steinhardt & Fader, LLC, a law firm which he founded in April 2004. Previously Mr. Perrucci was a Partner at the law firm Fischbein-Badillo-Wagner- Harding, from 1999 to April 2004. From 1995 to 1999, Mr. Perrucci was a founder and Partner with the law firm of Florio & Perrucci. From 1990 to 1995, Mr. Perrucci was a Partner at the law offices of Mudge, Rose, Guthrie, Alexander & Ferdon. From 1979 to 1990, Mr. Perrucci had his own private law firm. From 1978 to 1979, Mr. Perrucci was a law clerk. Mr. Perrucci is both director and founder of Premier Bank and Peron Construction Co., Inc. and a Director at both Team Capital Bank and Phoenix Container Corp. Mr. Perrucci holds a B.A. from Moravian College and a J.D. from Seton Hall Law School.

Parker Drew has been a member of our board of directors since the closing of the merger with Terra Nova. Mr. Drew has been a Managing Director at JP Morgan Chase since April 2005, and is the Global Head of Trading for Natural Gas and Crude Oil. Prior to joining JP Morgan Chase, Mr. Drew was a Managing Partner at Drew Advisors, an energy focused hedge fund, where he was also a founder, from June 2004 to April 2005. From 1996 to June 2004, Mr. Drew was an Executive Director of Commodity Trading at Morgan Stanley, where he managed a large, predominantly proprietary derivatives portfolio.

From 1994 to 1996, Mr. Drew was an Assistant Vice President of Natural Gas at Merrill Lynch, where he facilitated customer flow and managed a proprietary portfolio. From 1991 to 1994, Mr. Drew held various positions at Cooper Neff and Associates, Kevis Bender Investment Group, and Mabon Securities. Mr. Drew received a Finance MBA from NYU Stern School of Business and an AB Economics and History degree from Brown University.

Harry Glasspiegel has been a member of our board of directors since the closing of the merger with Terra Nova. Mr. Glasspiegel has been Chairman of Glasspiegel Ventures, LLC, which advises and invests in various outsourcing businesses since May 1999. Prior to founding the firm in 1999, Mr. Glasspiegel was CEO of a venture and advisory unit of CNA, a leading commercial and property and casualty insurer. He previously served as a partner in the law firm of Pillsbury Winthrop Shaw Pittman, from April 2005 through June 2006, and as an associate and partner in its predecessor firm, Shaw Pittman Potts & Trowbridge, from 1979 to 1997, where he co-founded the firm’s global sourcing advisory practice. Since 2000, Mr. Glasspiegel has also been active in the funding, startup and oversight of CRAIG/is, Ltd., a business processing outsourcing services firm serving the insurance industry, headquartered in Jacksonville, Florida. In 1991, Mr. Glasspiegel became a Founding Advisor to the Sourcing Interests Group (SIG), an international outsourcing organization. Mr. Glasspiegel holds a B.A. from Wesleyan University and a J.D. from Wisconsin Law School.

Committees of the Board of Directors

Prior to the merger, we did not have an audit committee, a compensation committee and a nominating committee of the board of directors. Upon the consummation of the merger with Terra Nova, the board of directors of ClearPoint established such committees.

Audit Committee

Upon the consummation of the merger, the board of directors of ClearPoint established an audit committee with Messrs. Calder, Glasspiegel and Perrucci as its members, each an independent director under NASDAQ listing standards, with Mr. Calder acting as chairman. The purpose of the audit committee is to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. In addition, the board of directors has determined that Brendan Calder qualifies as an “audit committee financial expert” as such term is defined in the SEC regulations.

Compensation Committee

Upon the consummation of the merger, the board of directors of ClearPoint established a compensation committee with Messrs. Drew, Glasspiegel and Perrucci as its members, each an independent director under NASDAQ listing standards. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer ClearPoint’s incentive compensation plans, including authority to make and modify awards under such plans. Initially, the only plan is the 2006 Long-Term Incentive Plan, referred to as the “2006 Plan.”

Nominating Committee

Upon the consummation of the merger, the board of directors of ClearPoint formed a nominating committee. The members of the nominating committee are Messrs. Drew, Glasspiegel and Perrucci, each an independent director under NASDAQ listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on ClearPoint’s board of directors.

In connection with the merger with Terra Nova, Messrs. Traina and Kololian and Optos Capital, LLC, controlled by Mr. Ferguson, entered into a voting agreement pursuant to which each party agreed to vote for the election of the following directors: (i) Messrs. Traina, Ferguson and Perrucci as designees of Mr. Traina and Optos Capital, LLC; (ii) Messrs. Kololian, Glasspiegel and Calder as designees of Mr. Kalolian; and (iii) Mr. Drew as the designee of Mr. Traina, Optos Capital, LLC and Mr. Kololian. The obligations of Messrs. Traina and Kololian and Optos Capital, LLC pursuant to the voting agreement will terminate after the election of the foregoing directors at the 2008 annual meeting of our stockholders.

ClearPoint does not have any restrictions on stockholder recommendations under its Amended and Restated Certificate of Incorporation or Bylaws. Prior to the consummation of the merger, ClearPoint did not have a formal means by which stockholders can recommend a director for election, and the entire board of directors decided on nominees. At present, the nominating committee will consider recommendations from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee recommendations directly to any of the nominating committee members, accompanied by biographical details and a statement of support for the recommended person. The recommended person must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for recommended persons, the nominating committee believes that persons should be actively engaged in business endeavors.

Code of Ethics

Prior to the consummation of the merger with Terra Nova, we did not have a Code of Ethics. In April 2005, Terra Nova’s board of directors adopted a code of ethics which now applies to our directors, officers and employees as well as those of our subsidiaries. A copy of our Code of Ethics may be obtained free of charge by submitting a request in writing to ClearPoint Business Resources, Inc., 1600 Manor Drive, Suite 110, Chalfont, Pennsylvania, 18914.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Objectives

The intent of our compensation program is to attract, retain, reward and motivate our named executive officers to achieve our business objective of providing meaningful returns to our stockholders. Although we have not adopted any formal guidelines for allocating total compensation between fixed and performance-based compensation, we believe that performance-based compensation attracts, motivates and helps retain high-quality executives who are committed to the creation of value to our stockholders.

Determination of Compensation

In 2006, we did not have a compensation committee, and the full board of directors determined and approved the compensation of our named executive officers. We did not use any formal benchmarking or peer group comparison, and we relied on the experience of our board members and their knowledge of the marketplace with respect to setting compensation amounts. With respect to Mr. Braun, our Chief Financial Officer, and Mr. Warner, our Chief Operating Officer, their respective compensation arrangements are set forth in their individual employment agreements. See “— Employment Agreements with Messrs. Braun and Warner” below for a discussion of the terms of these employment agreements.

Elements of Compensation for 2006

For 2006, the compensation provided to our named executive officers consisted of base salary, perquisites and other benefits.

Base Salary. The base salary payable to each named executive officer provides a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salary of Mr. Traina, our Chief Executive Officer, and Mr. Ferguson, our President, was $180,000 and $120,000, respectively, in 2006. Mr. Ferguson’s compensation in 2006 also included $60,000 pursuant to the consulting agreement with Optos Capital, LLC, a company controlled by Mr. Ferguson. See “Certain Relationships and Related Transactions, and Directors Independence — Related Party Transactions” for a description of the consulting agreement with Optos Capital, LLC. With respect to Messrs. Braun and Warner, their respective base salaries were set in a manner consistent with the terms of their individual employment agreements discussed below.

Annual Incentive Bonus. Annual incentive bonuses provide an incentive for our named executive officers to individually pursue business strategies which maximize stockholder value. The board of directors reviewed and discussed the performance of ClearPoint in 2006 and assessed the relevant performance criteria in light of actual results for the fiscal year. Based on the foregoing considerations, the board determined that no bonuses were payable to our named executive officers for their services in 2006. Generally, we believe that tying a material part of a named executive officer’s compensation to company performance promotes our compensation objective by rewarding an executive for performance that will result in value to our stockholders.

Perquisites and Health and Welfare Benefits. We provide certain perquisites to our named executive officers, including reimbursement for an automobile and related expenses. We also cover the full cost of health and dental benefits provided by us to our named executive officers and their respective immediate family members. We believe that offering perquisites and health and welfare benefits helps us attract and retain talented individuals in a highly competitive market.

401(k) Plan. All of our employees may participate in the 401(k) savings and profit sharing plan, referred to as the “401(k) Plan.” Participants in the 401(k) Plan may elect to defer a percentage of their compensation, subject to the current Internal Revenue Service limit on elective deferrals. The 401(k) Plan provides for a discretionary company match of elective deferrals that will vest on a three-year cliff vesting schedule. We did not make any discretionary contributions in the 2005 or 2006 plan years. We do not provide an option for our employees to invest in our common stock in the 401(k) Plan. We believe that the 401(k) Plan is an effective tool for attracting and retaining our named executive officers.

Benefits Related to the Sale of Our Assets or the Initial Public Offering of Our Securities. The employment agreements of Messrs. Braun and Warner provide for certain payments to the executive upon the partial sale of our assets, the sale of substantially all of our assets or the successful completion of an initial public offering of at least a portion of our stock if the executive remains on staff for a period of at least 3 months following such event. The consummation of the merger entitled each of Messrs. Braun and Warner to receive a $100,000 payment under such provisions. We included this arrangement in the employment agreements primarily to retain these named executive officers in the event of a transaction that may result in the involuntary termination of such executives’ employment.

Post-Merger Compensation Decisions

Upon the closing of the merger, our board of directors established a compensation committee, which reviews and approves compensation paid to our officers and directors. The compensation committee has been in the process of developing our compensation philosophy and objectives for 2007 taking into consideration the compensation elements established in connection with the merger. As part of the merger transaction, we entered into employment agreements with Mr. Traina, our Chief Executive Officer, and Mr. Ferguson, our President. See “— Employment Agreements with Messrs. Traina and Ferguson” below for a discussion of the terms of these employment agreements.

In addition, the compensation committee administers the 2006 Plan approved by Terra Nova stockholders at the Special Meeting of Stockholders held on February 12, 2007. See “— 2006 Long-Term Incentive Plan” below for a summary of certain material terms of the 2006 Plan. In March 2007, we granted options to purchase shares of our common stock to our named executive officers under the 2006 Plan. We believe that grants of equity-based compensation help align the executives’ and stockholders’ interests by creating a link between executive compensation and stockholder value creation.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to ClearPoint’s Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executive officers for all services rendered in all capacities to ClearPoint and its subsidiaries during 2006.

Name and Principal Position	Year	Salary	All Other Compensation(1)	Total
Michael D. Traina Chief Executive Officer	2006	$180,000	$30,997	$210,997
Kurt A. Braun Chief Financial Officer and Treasurer	2006	$132,000	$19,509	$151,509
Christopher Ferguson President and Secretary	2006	$120,000	$81,960	$201,960
J. Todd Warner Chief Operating Officer	2006	$180,000	$21,509	$201,509

(1)	The amount of all other compensation for each individual is as follows:

	Michael D. Traina	Kurt A. Braun	Christopher Ferguson	J. Todd Warner
Car Allowance	$14,047	$5,200	$7,651	$7,200
Health Insurance Premium	$14,309	$14,309	$14,309	$14,309
Consulting Agreement	$—	$—	$60,000	$—
Life Insurance Premium	$2,641	$—	$—	$—

Total	$30,997	$19,509	$81,960	$21,509

Messrs. Traina and Ferguson were the only directors of ClearPoint during 2006. Neither was compensated for his services as a director during 2006. For a summary of the compensation of Messrs. Traina and Ferguson as executive officers, see the above Summary Compensation Table. Upon the consummation of the merger with Terra Nova, directors of ClearPoint are compensated $15,000 per year, payable quarterly, with an initial grant of options to purchase 30,000 shares of common stock, which was made on March 29, 2007.

Employment Agreements with Messrs. Traina and Ferguson

In connection with the merger with Terra Nova, Michael Traina and Christopher Ferguson, each referred to as executive, entered into employment agreements with ClearPoint on February 12, 2007. Pursuant to the employment agreements, Michael Traina serves as ClearPoint’s Chief Executive Officer and Christopher Ferguson serves as ClearPoint’s President. The terms of the employment agreements are substantially similar and the following summary of certain material terms of the employment agreement is applicable to both Messrs. Traina and Ferguson.

The employment agreement is for a three-year term, subject to earlier termination in certain circumstances, and is automatically extended for one year unless the executive or ClearPoint elects to terminate the automatic extension upon written notice to the other of at least six months. The employment agreement provides for an initial annual base salary of $300,000, which is periodically reviewed by the board of directors. The executive is entitled to a bonus as determined by the board of directors and the compensation committee. The agreement also provides that the executive is entitled to participate in any benefit plan of ClearPoint available to executive officers. In addition, ClearPoint reimburses the executive for ordinary, necessary and reasonable expenses incurred in the course of ClearPoint’s business including: cellular phone expenses; lease of an automobile (up to $1,000 per month) and all related expenses; and supplemental health, life or disability related expenses. ClearPoint also provides the executive with health insurance that covers the executive and his immediate family, term life insurance and long-term disability insurance.

In the event of termination of employment upon the death of an executive, the executive’s heirs, personal representatives or estate are entitled to any unpaid portion of salary and benefits up to the date of termination and any approved but unpaid bonus for the fiscal year in which termination occurs. In the event the executive becomes disabled, the executive is entitled to receive all compensation and benefits due to him reduced dollar-for-dollar by amounts received under a disability insurance policy or plan provided by ClearPoint. If the executive becomes fully disabled, as defined in the employment agreement, ClearPoint has the right to terminate the executive’s employment by a vote of at least 60% of the board of directors, excluding the executive. In such event, the executive is entitled to any earned but unpaid portion of salary and benefits up to the date of termination and any approved but unpaid bonus for the then current fiscal year.

ClearPoint may terminate the executive’s employment with or without cause, as defined in the employment agreement, upon a vote of at least 60% of the board of directors, excluding the executive. In the event of termination by ClearPoint for cause, the executive is entitled to any earned but unpaid portion of salary and benefits up to the date of termination. In addition, the executive may terminate his employment for good reason, which is defined generally as a change in office location resulting in increased commute by 60 miles or more; an assignment of duties or limitation of power not contemplated by the employment agreement; any removal or failure to re-elect the executive; or a reduction in compensation or fringe benefits. In the event of the termination of the executive’s employment by ClearPoint without cause or by the executive for good reason, the executive is entitled to receive: (i) the executive’s then current base salary for the greater of the period of time remaining under the term of the agreement or two years and (ii) any approved but unpaid bonus, if any, with respect to the then current fiscal year.

The employment agreement also contains a general non-competition and non-solicitation covenant which applies to the executive during the employment term and for two years after the date of termination of the executive’s employment agreement. The provision prohibits the executive from competing with, soliciting employees from or interfering with business relationships of ClearPoint. The non-competition provision also prohibits the executive from engaging in any business competing with ClearPoint.

Employment Agreements with Messrs. Braun and Warner

ClearPoint (formerly Mercer) entered into employment agreements with Kurt A. Braun and J. Todd Warner dated April 18, 2005 and February 16, 2005, respectively. The employment agreements provide that Mr. Braun serves as ClearPoint’s Chief Financial Officer and that Mr. Warner serves as ClearPoint’s National Sales Director. At present, Mr. Warner serves as ClearPoint’s Chief Operating Officer. The employment agreements also provide for an initial annual base salary of $125,000 for Mr. Braun, which has since been increased to $150,000, and $180,000 for Mr. Warner. In addition, Mr. Braun may receive an initial discretionary bonus of up to $30,000 per year based on ClearPoint’s achievement of certain EBITDA targets. Mr. Warner may receive a discretionary bonus of up to $100,000 per year based on ClearPoint’s achievement of annual revenue and profit targets. Messrs. Braun and Warner also are eligible to participate in the health and dental benefits programs of ClearPoint, and ClearPoint contributes 100% of the cost of such coverage for their families. Messrs. Braun and Warner are entitled to a monthly car allowance of $400, which has since been increased to $500, and $700, which has since been modified to $600, respectively.

In addition, Messrs. Braun and Warner are entitled to receive certain payments upon an initial public offering of at least a portion of ClearPoint’s stock, a partial sale of ClearPoint or a sale of substantially all of the assets of ClearPoint. Upon the occurrence of such events, Messrs. Braun and Warner are entitled to a payment of up to $100,000 provided they remain employed with ClearPoint for a period of at least three months. The consummation of the merger entitled each of Messrs. Braun and Warner to receive such payment in accordance with the employment agreements.

Each employment agreement provides that Messrs. Braun and Warner are terminable at will. Pursuant to Mr. Braun’s employment agreement, upon termination by ClearPoint for any reason other than for cause, as defined in the employment agreement, Mr. Braun is entitled to a severance payment in the amount of $65,000, paid over a six month period. Upon termination of Mr. Braun’s employment by ClearPoint for cause, Mr. Braun is not entitled to any severance payment.

Each employment agreement also contains restrictive covenants relating to confidentiality, non-competition and non-solicitation. The confidentiality provisions protect ClearPoint’s confidential information and work product. In addition, Messrs. Braun and Warner may not compete with, solicit employees from or interfere with the business relationships of ClearPoint. The non-competition provision in Mr. Braun’s employment agreement prohibits him from engaging in any business competing with ClearPoint’s business within twenty-five miles of any ClearPoint office for a period of one year following termination of his employment agreement. Mr. Warner’s employment agreement contains the same covenant, except that Mr. Warner’s covenant extends to competition within fifty miles of any ClearPoint office.

2006 Long-Term Incentive Plan

Background

The 2006 Plan reserves 2,750,000 shares of common stock for issuance in accordance with its terms. The purpose of the 2006 Plan is to enable us to offer our employees, officers, directors and consultants whose past, present and/or potential contributions to ClearPoint have been, are or will be important to our success, an opportunity to acquire a proprietary interest in ClearPoint. The various types of incentive awards that may be provided under the 2006 Plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business.

Administration

The 2006 Plan may be administered by our board or our compensation committee, or any other committee designated by our board for this purpose. Subject to the provisions of the 2006 Plan, the board or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the 2006 Plan

At no time shall the aggregate number of shares of common stock subject to awards granted and outstanding under the 2006 Plan exceed 10% of the number of shares of common stock then outstanding; and provided further, that no reduction in the number of shares of common stock outstanding shall cause a reduction in the number of shares of common stock subject to awards then granted and outstanding under the 2006 Plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the 2006 Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then in the Board’s or the committee’s discretion, the number of shares available under the 2006 Plan may be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the 2006 Plan, on a change in the number of shares of common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the board or committee may determine whether the change requires equitably adjusting the terms of the award or the aggregate number of shares reserved for issuance under the 2006 Plan.

Types of Awards

Options. The 2006 Plan provides both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the 2006 Plan. The board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The number of shares covered by incentive stock options that may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

An incentive stock option may only be granted within a ten-year period from the date of the consummation of merger and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the 2006 Plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the 2006 Plan may be exercised by the holder unless he or she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his or her vested stock options for a period of one year from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the board or committee may determine but not beyond the balance of the stock option’s term.

Stock Reload Options. Under the 2006 Plan, we may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A stock reload option permits a holder who exercises a stock option by delivering stock owned by the holder for a minimum of six months to receive a new stock option at the current market price for the same number of shares delivered to exercise the option. The board or committee determines the terms, conditions, restrictions and limitations of the stock reload options. The exercise price of stock reload options shall be the fair market value as of the date of exercise of the underlying option. Unless otherwise determined, a stock reload option may be exercised commencing one year after it is granted and expires on the expiration date of the underlying option.

Stock Appreciation Rights. Under the 2006 Plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the 2006 Plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the 2006 Plan. The number of shares available for awards under the 2006 Plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the 2006 Plan, we may award shares of restricted stock either alone or in addition to other awards granted under the 2006 Plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the 2006 Plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the 2006 Plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Deferred Stock. Under the 2006 Plan, we may award shares of deferred stock either alone or in addition to other awards granted under the 2006 Plan. The board or committee determines the eligible persons to whom, and the time or times at which, deferred stock will be awarded, the number of shares of deferred stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of deferred stock awards.

Deferred stock awards granted under the 2006 Plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us during the applicable deferral period. The holder shall not have any rights of a stockholder until the expiration of the applicable deferral period and the issuance and delivery of the certificates representing the common stock. The holder may request to defer the receipt of a deferred stock award for an additional specified period or until a specified event. This request must generally be made at least one year prior to the expiration of the deferral period for the deferred stock award.

Other Stock-Based Awards. Under the 2006 Plan, we may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the 2006 Plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the 2006 Plan or any of our other plans.

Accelerated Vesting and Exercisability. Unless otherwise provided in the grant of an award, if any “person,” as defined in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner,” as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the 2006 Plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of common stock subject to the option and award in accordance with the terms set forth in the 2006 Plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the 2006 Plan. No acceleration may occur with respect to any award if such acceleration would cause the 2006 Plan or any award to fail to comply with Code Section 409A.

Repurchases. Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the 2006 Plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award.

Award Limitation. No participant may be granted awards for more than 500,000 shares in any calendar year.

Competition; Solicitation of Customers and Employees; Disclosure of Confidential Information

If a holder’s employment with us or a subsidiary of ours is terminated for any reason whatsoever, and within 12 months after the date of termination, the holder either:

•	accepts employment with any competitor of, or otherwise engages in competition with, us,

•	solicits any of our customers or employees to do business with or render services to the holder or any business with which the holder becomes affiliated or to which the holder renders services, or

•	uses or discloses to anyone outside our company any of our confidential information or material in violation of our policies or any agreement between us and the holder,

the board or the committee may require the holder to return to us the economic value of any award that was realized or obtained by the holder at any time during the period beginning on the date that is 12 months prior to the date the holder’s employment with us is terminated.

Term and Amendments

Unless terminated by the board, the 2006 Plan shall continue to remain effective until no further awards may be granted and all awards granted under the 2006 Plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the date of the consummation of the merger. The board may at any time, and from time to time, amend the 2006 Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the 2006 Plan without the holder’s consent.

Compensation Committee Interlocks and Insider Participation

Prior to the merger with Terra Nova, the board of directors served as the compensation committee of ClearPoint. Except as disclosed in this report, no person who served as a member of the board of directors during 2006 was a current or former officer or employee of ClearPoint or engaged in certain transactions with ClearPoint required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2006, which generally means that no executive officer of ClearPoint served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or compensation committee member of ClearPoint.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 8, 2007 by:

•	each of our executive officers named in the Summary Compensation Table and directors;

•	all our current executive officers and directors as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

The information about the beneficial owners contained in the table below is based on information supplied by such persons or SEC filings. Beneficial ownership of shares of common stock is determined in accordance with the rules of the SEC and includes voting or investment power with respect to common stock. Shares of common stock issuable upon the exercise of securities currently exercisable or exercisable within 60 days of May 8, 2007 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person.

Except as otherwise indicated, to the knowledge of ClearPoint, the beneficial owners of common stock listed below have sole investment and voting power with respect to such shares.

As of May 8, 2007, 13,208,916 shares of our common stock were issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Michael Traina	8,465,886	(2)	57.0%
Vahan Kololian	8,465,886	(3)	57.0%
Christopher Ferguson	8,465,886	(4)	57.0%
Kurt Braun	140,000	(5)	1.0%
Brendan Calder	145,500	(6)	1.1%
Parker Drew	90,516	(7)	*
Harry Glasspiegel	30,000	(8)	*
Michael Perrucci	40,000	(9)	*
J. Todd Warner	50,000	(10)	*
All current directors and executive officers as a group (9 persons)	8,961,902	(11)	59.1%
Corsair Capital Management, L.L.C. Corsair Capital Partners, L.P. Corsair Long Short International, Ltd Corsair Select, L.P. Corsair Capital Partners 100, L.P. Corsair Capital Investors, Ltd. Jay R. Petschek Steven Major	754,230	(12)	5.6%
Pequot Capital Management, Inc	1,431,700	(13)	10.3%
Roynat Merchant Capital Inc.	840,000	(14)	6.1%
Jack Silver	1,471,690	(15)	10.0%
Brian Taylor Pine River Capital Management L.P. Nisswa Master Fund Ltd.	787,050	(16)	6.0%

*	Denotes less than 1%.

(1)	Unless otherwise noted, the business address of each of the following beneficial owners is c/o ClearPoint Business Resources, Inc., 1600 Manor Drive, Suite 110, Chalfont, PA 18914.
(2)	Represents: (i) 30,000 shares of common stock issuable upon exercise of an option; (ii) 3,260,573 shares of common stock held by Mr. Traina; and (iii) 5,175,313 shares beneficially owned by Messrs. Kololian and Ferguson, over which Mr. Traina has shared voting power pursuant to a voting agreement. Mr. Traina disclaims beneficial ownership of 5,175,313 shares of common stock over which he has no dispositive power.
(3)	Represents: (i) 30,000 shares of common stock issuable upon exercise of an option; (ii) 1,184,000 shares of common stock held by TerraNova Partners L.P. and 20,000 shares of common stock held by The Kololian Foundation (Mr. Kololian beneficially owns 100% of the limited partnership interest of TerraNova Partners L.P.; he also controls 100% of the voting interest in the general partner and 55% of the non-voting equity interest in the general partner of TerraNova Partners L.P. Mr. Kololian is President and Director of The Kololian Foundation.); (iii) 1,500,000 shares of common stock issuable upon exercise of warrants held by TerraNova Partners, L.P.; (iv) 50,000 shares of common stock issuable upon exercise of warrants held by Cartesian Investments Inc., of which Mr. Kololian beneficially owns 50% of the outstanding common stock; and (v) 5,681,886 shares beneficially owned by Messrs. Ferguson and Traina, over which Mr. Kololian has shared voting power pursuant to a voting agreement. Mr. Kololian disclaims beneficial ownership of 5,681,886 shares of common stock over which he has no dispositive power.
(4)	Represents: (i) 30,000 shares of common stock issuable upon exercise of an option; (ii) 2,361,313 shares of common stock held by Optos Capital, LLC, an entity controlled by Mr. Ferguson; and (iii) 6,074,573 shares of common stock beneficially owned by Messrs. Kololian and Traina, over which Mr. Ferguson has shared voting power pursuant to a voting agreement. Mr. Ferguson disclaims beneficial ownership of 6,074,573 shares of common stock over which he has no dispositive power.
(5)	Represents 140,000 shares of common stock issuable upon exercise of an option.
(6)	Represents (i) 90,000 shares of common stock held by Mr. Calder; (ii) 8,500 shares of common stock held by the Calbren Trust, a trust established for the benefit of Mr. Calder; (iii) 17,000 shares of common stock issuable upon exercise of warrants; and (iv) 30,000 shares of common stock issuable upon exercise of an option.
(7)	Represents 60,516 shares of common stock held by Mr. Drew’s spouse and 30,000 shares of common stock issuable upon exercise of an option.
(8)	Represents 30,000 shares of common stock issuable upon exercise of an option.
(9)	Represents 10,000 shares of common stock held by Mr. Perrucci and 30,000 shares of common stock issuable upon exercise of an option.
(10)	Represents 50,000 shares of common stock issuable upon exercise of an option.
(11)	Includes 400,000 shares of common stock issuable upon exercise of options and 1,567,000 shares of common stock issuable upon exercise of warrants.
(12)	Based solely on a Schedule 13G filed with the SEC on March 29, 2007 by Corsair Capital Partners, L.P. (referred to as “Corsair Capital”), Corsair Long Short International, Ltd. (referred to as “Corsair International”), Corsair Select, L.P. (referred to as “Corsair Select”), Corsair Capital Partners 100, L.P. (referred to as “Corsair 100”), Corsair Capital Investors, Ltd. (referred to as “Corsair Investors”), Corsair Capital Management, L.L.C. (referred to as “Corsair Management”), Jay R. Petschek and Steven Major. Represents (i) 243,844 shares of common stock and 201,880 shares of common stock issuable upon exercise of warrants held by Corsair Capital, (ii) 19,866 shares of common stock and 18,295 shares of common stock issuable upon exercise of warrants held by Corsair International, (iii) 98,484 shares of common stock and 101,123 shares of common stock issuable upon exercise of warrants held by Corsair Select, (iv) 11,545 shares of common stock and 9,630 shares of common stock issuable upon exercise of warrants held by Corsair 100, and (v) 26,191 shares of common stock and 23,372 shares of common stock issuable upon exercise of warrants held by Corsair Investors. Corsair Management, as the investment manager of each of Corsair Capital, Corsair International, Corsair Select, Corsair 100, and Corsair Investors, and each of Messrs. Petschek and Major, as the controlling persons of Corsair Management, may be deemed to beneficially own the above shares. The filing indicates that each of Corsair Management, Mr. Petschek and Mr. Major has shared voting and dispositive power over 754,230 shares of common stock. The principal business address for each of Corsair Capital, Corsair Select, Corsair 100, Corsair Management, Mr. Petschek and Mr. Major is 350 Madison Avenue, 9th Floor, New York, NY 10017. The principal business address for each of Corsair International and Corsair Investors is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(13)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2007 by Pequot Capital Management, Inc. Represents 731,100 shares of common stock and 700,600 shares of common stock issuable upon exercise of warrants. The filing indicates that Pequot Capital Management, Inc. has sole voting and dispositive power over the securities. The principal business address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880.
(14)	Based solely on a Schedule 13G/A filed with the SEC on February 21, 2007 by Roynat Merchant Capital Inc. Represents 340,000 shares of common stock and 500,000 shares of common stock issuable upon the exercise of warrants. The filing indicates that Roynat Merchant Capital Inc. has sole voting and dispositive power over the securities. The principal business address of Roynat Merchant Capital Inc. is Bank of America Corporate Ctr., 100 North Tryon St., Suite 3720, Charlotte, NC 28202.
(15)	Based solely on a Schedule 13G/A filed with the SEC on March 5, 2007. Represents 826,690 shares of common stock issuable upon exercise of warrants held by Sherleigh Associates Inc. Defined Benefit Pension Plan, a trust of which Mr. Silver is the trustee, and 645,000 shares of common stock issuable upon exercise of warrants, held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is the trustee. The filing indicates that Jack Silver has sole voting and dispositive power over 1,471,690 shares of common stock. The address of the principal business office of Jack Silver is SIAR Capital LLC, 660 Madison Avenue, New York, NY 10021.
(16)	Based solely on a Schedule 13G filed with the SEC on February 21, 2007 by Brian Taylor, Pine River Capital Management L.P. and Nisswa Master Fund Ltd. The filing indicates that Mr. Taylor shares voting power and dispositive power over 787,050 shares of common stock with Pine River Capital Management L.P., of which he is the principal, and Nisswa Master Fund Ltd., of which he is a director. The principal business address of each of Brian Taylor, Pine River Capital Management L.P. and Nisswa Master Fund Ltd. is c/o Pine River Capital Management L.P., 800 Nicollet Mall, Suite 2850, Minneapolis, MN 55402.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Related Party Transactions

While ClearPoint does not have a written related party transaction policy, upon the consummation of the merger with Terra Nova, our audit committee has been authorized to review and approve all related party transactions as a matter of corporate governance and practice in accordance with the audit committee charter.

On March 1, 2005, ClearPoint issued a 12% Amended and Restated Subordinated Note in the original principal amount of $300,000 due 2008 and a 9% Amended and Restated Subordinated Note in the original principal amount of $250,000 due 2008 to Optos Capital, LLC, a Pennsylvania limited liability company which provides business consulting services and which is wholly-owned by Christopher Ferguson, the president, secretary, director and majority stockholder of ClearPoint. On March 1, 2005, ClearPoint issued a 12% Amended and Restated Subordinated Note in the original principal amount of $300,000 due 2008 to Fergco Bros Partnership, a New Jersey partnership of which Christopher Ferguson owns a twenty five percent (25%) ownership interest.

On March 1, 2005, ClearPoint issued a 12% Subordinated Note in the original principal amount of $100,000 due 2008 to Richard Traina and Margaret Traina, the parents of Michael Traina, the chief executive officer, director and majority stockholder of ClearPoint.

The proceeds of these notes were used to fund acquisitions. Pursuant to the terms of these notes, ClearPoint has made interest only payments that have been paid through March 31, 2007. During 2006, ClearPoint made interest payments of $105,750, $36,000 and $14,000 to Optos Capital, LLC, Fergco Bros Partnership, and Richard Traina and Margaret Traina, respectively.

ClearPoint entered into a verbal agreement with Optos Capital, LLC, pursuant to which Optos Capital, LLC received a monthly management fee of $5,000 in 2006. In connection with the consummation of the merger with Terra Nova, this agreement was terminated.

ClearPoint entered into an advisory services agreement with TerraNova Management to provide certain advisory services to ClearPoint. TerraNova Management is an affiliate of Vahan Kololian, ClearPoint’s lead director. Mr. Kololian controls 100% of the voting interest and 55% of the non-voting equity interest of TerraNova Management. The term of the agreement began upon the closing of the merger with Terra Nova and will automatically renew for successive one-year terms unless terminated by either party. TerraNova Management provides services requested by ClearPoint including: advice and assistance to ClearPoint in its analysis and consideration of various financial and strategic alternatives, as well as assisting with transition services. TerraNova Management receives a fixed annual advisory fee of $200,000 for such services, payable monthly unless TerraNova Management fails to provide such services.

Independence of Directors

Upon the closing of the merger with Terra Nova, the board of directors of ClearPoint has affirmatively determined that Messrs. Drew, Perrucci, Calder and Glasspiegel are independent directors of ClearPoint under NASDAQ listing standards.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Principal Accounting Fees

The following table presents fees for professional audit and other services rendered by Lazar Levine & Felix LLP for fiscal 2006 and 2005:

	2006	2005
Audit Fees	$116,500	$279,500
Audit-Related Fees	176,250	8,000
Tax Fees	10,000	41,800
All Other Fees	—	—

Total	$302,750	$329,300

Audit Fees. Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered to ClearPoint for the audits and review of consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and consultations on accounting matters reflected in the financial statements.

Audit-Related Fees. Audit related fees for the years ended December 31, 2006 and 2005, respectively, were for assurance and related services reasonably related to the performance of the audit or review of ClearPoint’s consolidated financial statements and not reported under “Audit Fees,” including attestation services with respect to SEC filings.

Tax Fees. Tax fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered to ClearPoint for tax compliance and consultations related to tax provisions.

Audit Committee Pre-Approval

Prior to the merger with Terra Nova, ClearPoint had no designated audit committee; the board of directors, however, pre-approved all audit services and permitted non-audit services provided by the independent auditors, and the compensation, fees and terms for such services. Since its formation, the audit committee has determined not to adopt any blanket pre-approval policy but instead to require that the audit committee pre-approve the compensation and terms of service for audit services provided by the independent auditors and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The audit committee has also determined to require pre-approval by the audit committee or its chairman of the compensation and terms of service for any permitted non-audit services provided by the independent auditors. Any proposed non-audit services exceeding any pre-approval fee levels require further pre-approval by the audit committee or its chairman. The chief financial officer reports regularly to the audit committee on the services performed and fees charged by the independent auditors for audit and permitted non-audit services during the prior quarter.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	6% Subordinated Note due 2008 issued to Blue Lake Rancheria.

10.2	Form of Advisory Services Agreement with TerraNova Management Corp. (Incorporated by reference to Exhibit 10.7 of ClearPoint’s Current Report on Form 8-K dated August 9, 2006 and filed with the SEC on August 15, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2007

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Christopher Ferguson
Name:	Christopher Ferguson
Title:	President

EXHIBIT INDEX

Exhibit No.	Description
10.1	6% Subordinated Note due 2008 issued to Blue Lake Rancheria.

10.2	Form of Advisory Services Agreement with TerraNova Management Corp. (Incorporated by reference to Exhibit 10.7 of ClearPoint’s Current Report on Form 8-K dated August 9, 2006 and filed with the SEC on August 15, 2006).